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EXHIBIT 99

FOR IMMEDIATE RELEASE
OCTOBER 25, 2000

Option Care, Inc. Announces APPOINTMENT OF CARLA M. PONDEL
AS CHIEF FINANCIAL OFFICER


Bannockburn, Ill, October 25, 2000, Option Care, Inc. (Nasdaq: OPTN), announced today the appointment of Carla M. Pondel as Chief Financial
Officer.   She joins the company with more than 15 years of broad financial management experience. Pondel will be replacing Mr. Michael Siri, the company's current Chief Financial Officer, who is leaving to pursue other opportunities.

Prior to her appointment, Ms. Pondel spent nearly 10 years with Baxter International, Inc. where she most recently held the position of Director of Global Finance for its $2.7 billion IV Systems Division. In this capacity, she was responsible for the strategic and operations plans. Carla has also previously served in various senior finance capacities for Pathogenesis Corporation, a biotech pharmaceutical corporation, Boise Cascade, a leading $3 billion distributor of office products and Caremark International, a $4.8 billion health care company. Carla has an MBA degree in Finance from Northwestern University's J.L. Kellogg Graduate School of Management.

Raj Rai, President and Chief Operating Officer of Option Care stated, "I would like to thank Mike for his valuable contribution to Option Care over the last couple of years. Mike will stay on until the end of the month to assist in a smooth transition."

Rai further stated, "We are pleased to be able to attract a senior level executive of Carla's caliber to join the Option Care team. Her extensive financial experience will be vital to our ongoing efforts to grow our revenues and essential to solidifying our position as a leading provider of specialty pharmacy products and services. Carla is a demonstrated leader and team player who will be a valuable addition to our organization."

"I am excited to be joining Option Care. There are a number of important opportunities including acquisitions, new agreements with managed care organizations and biotechnology manufacturers where my financial experience can play a key role. Option Care is in an exciting position as a leading corporation in infusion and specialty pharmacy to fulfill the needs of managed care and bio-pharmaceutical distribution channels" said Pondel, "I look forward to being part of the team that will drive and manage this company into the future."

Option Care is a provider of specialty pharmacy products and services for injectable and intravenous delivery. The Company contracts with managed care organizations and other third party payers to distribute pharmaceutical products and complex compounded solutions through its national network of 131 service locations for delivery to physicians offices or administration to patients at home or an alternate site setting. Option Care, through its OptionMed subsidiary, provides direct-to-physician and direct-to-patient specialty pharmacy products and services through managed care contracts. Option Care also operates a wholly owned subsidiary, Management By Information, Inc. (MBI), which designs state-of-the-art data management products and services for the home health industry. Additional information can be found on the companies' websites at www.optioncare.com and www.mbimbi.com.